Exhibit 10.1

Bellicum Pharmaceuticals, Inc.

DESCRIPTION OF INCENTIVE AWARD PROGRAM

1. Purpose. The purpose of the Bellicum Pharmaceuticals, Inc. (“Bellicum”) incentive award program (the “Program”) is to provide employees of Bellicum and its affiliates from time to time (collectively, the “Company”) with the opportunity to earn incentive bonuses, in the form of an annual cash payment (a “bonus”), based upon the achievement of performance objectives to stimulate their efforts to achieve such objectives and improve the efficiency, accelerate the growth and build the value of the Company.

2. Administration. The Program is administered by a management committee (the “MC”) designated from time to time by the Company’s Chief Executive Officer unless and until the Company’s board of directors (the “Board”) or compensation committee of the Board (the “Committee”) assumes administration of the Program in whole or in part. Except for those matters which are required by law, regulation or securities exchange listing requirement to be determined by the Board or the Committee and except for those matters described in this Program as being determined by the Board or the Committee, the MC has full authority in its discretion to take, or to authorize any of its members to take, any action with respect to the Program, including, without limitation, the authority: (a) to determine all matters relating to bonuses, including the selection of individuals to be granted or not to be granted bonuses and all terms, conditions, restrictions and limitations of each bonus; and (b) to construe and interpret the Program and to make all other determinations deemed necessary or advisable for administering the Program. All determinations of the Board, Committee or MC with respect to the Program are final and binding on all participants in the Program. No member of the Board, Committee or MC shall be liable for any action or determination made in good faith with respect to the Program.

3. Program Year. The Program runs on a fiscal year-by-fiscal year basis, beginning in fiscal year 2015. Currently, the Company’s fiscal year (a “program year”) begins on January 1 and ends on December 31.

4. Eligibility.

•	Each employee (exempt and non-exempt) of the Company is eligible to participate in the Program (each, a “participant”), except that no employee whose first date of employment is in December is eligible to participate until the next program year. Contractors and other workers who are not paid through the Company’s payroll system (e.g., employees of temporary agencies) are not eligible to participate in the Program.

•	Participants who are not employed by the Company as of the last day of a program year are not eligible for a bonus under the Program for such program year, unless the MC or, in the case of the Company’s executive officers, as defined in Section 16 of the Securities Exchange Act of 1934, as amended from time to time and Rule 16a-1 thereunder (“executive officers”), the Committee (or the Board) otherwise determines, or unless there is an employment agreement in place that stipulates otherwise.

•	Neither the existence of the Program nor the award of any bonus under the Program (a) confers upon any participant the right to continue to be employed by the Company or receive unearned compensation or (b) imposes upon the Company any obligation to continue to employ any participant.

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5. Target Bonus Percentage. Each participant is assigned a percentage of his or her base salary as his or her target bonus for a particular program year (each, a “target bonus percentage”). A participant’s target bonus percentage may be changed at any time or from time to time, but only with the consent of the member of the MC who leads the participant’s function and the head of Human Resources (or, in the case of an executive officer of the Company, with the consent of the Committee (or the Board)). “Base salary” shall be the base salary earned by the participant for the program year. For the avoidance of any confusion, payments received by any participant pursuant to short-term or long-term disability insurance or as worker’s compensation are not included in base salary and are not taken into account for purposes of the Program.

6. Corporate Performance Objectives. As soon as reasonably practicable following the beginning of each program year, the Committee (or the Board) will establish corporate performance objectives for the Company for such year (“Corporate Performance Objectives”). By way of example but without limitation, the Corporate Performance Objectives may be in one or more of the following areas: the discovery, progression or advancement of the Company’s product candidates, clinical or nonclinical development, preclinical research, regulatory operations, business development, alliance management, cash management, capital efficiency or other operational or financial metrics. It is contemplated that the Corporate Performance Objectives may differ from program year to program year. The Committee (or the Board) will ascribe a percentage to each Corporate Performance Objective for a particular program year, and the aggregate percentages for all Corporate Performance Objectives for a particular program year may equal or exceed 100%. The Committee (or the Board) has the right to modify the Corporate Performance Objectives applicable to any program year at any time during the program year.

7. Achievement Level Percentage. Following the end of each program year, the Committee or the Board will assess the Company’s achievement of the Corporate Performance Objectives for that program year and determine the overall percentage achievement of the Corporate Performance Objectives to be used in calculating the bonuses to be awarded under the Program for that program year (the “achievement level percentage”). In determining the achievement level percentage for a particular program year, the Committee (or the Board) will principally consider the Company’s achievement of the Corporate Performance Objectives for that program year, but may also consider such other Company accomplishments during such year as it deems appropriate. In the event that the Committee or the Board determines that the achievement level percentage for the Corporate Performance Objectives for a program year is less than 50%, then no bonuses will be awarded under this Program for that program year.

8. Individual Performance Evaluation. For each program year, each participant will be evaluated by his or her manager, or in the case of the Company’s executive officers, by the Committee (or Board) based on the participant’s (a) individual performance during that program year, (b) achievement of individual objectives set forth in his or her development plan for that program year, and (c) based on the Company’s achievement of the Corporate Performance Objectives. Among other things, the evaluation may consider the following:

•	Contribution to internal or alliance committees, project teams and business development or other corporate initiatives;

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•	Recommendations or actions that led to improved processes resulting in enhanced productivity or significant cost or risk reduction;

•	Contribution to the achievement of Corporate Performance Objectives or other strategic or operational initiatives of the Company; and

•	Demonstration of commitment to Company values.

Notwithstanding the foregoing:

•	The MC (or the Committee or the Board in the case of an executive officer) may adjust the bonus payable to any participant as appropriate for exemplary performance or other extraordinary circumstances.

•	Wages received with respect to a particular quarter by a participant who during such quarter (A) receives a written performance warning for any reason or (B) is physically injured or causes physical injury to another because of his or her own negligence or misconduct on Company premises or in performance of his or her job duties will be excluded from the calculation of the bonus payable to the participant for such program year.

•	Any participant who receives an unsatisfactory performance evaluation for a program year will not receive a bonus for such program year.

•	All bonus awards are subject to a Committee (or Board) determination that the achievement level percentage for the Corporate Performance Objectives for a program year is at least 50%; if it is below 50%, as determined by the Committee (or Board), then no bonuses will be awarded under this Program for that program year.

9.	Timing of Bonuses. Unless the MC determines otherwise, bonuses payable under the Program will be paid as soon as practicable following determination of the achievement level percentage by the Committee (or the Board). Bonuses will be paid by check or direct deposit, separate from payment of base salary.

10.	Amendment; Termination. The Program may be amended or terminated at any time, during or after a program year, by the Board, the Committee or, with respect to participants other than executive officers, the MC.

11.	Recoupment. Amounts paid to any participant under the Program are subject to recoupment by and repayment to the Company if and to the extent required by applicable law, regulation, securities exchange listing requirement or applicable Company policy.

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